UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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PROGENICS PHARMACEUTICALS, INC.
(Name of Registrant as Specified in Its Charter)

VELAN CAPITAL, L.P.

ALTIVA MANAGEMENT INC.

BALAJI VENKATARAMAN

VIRINDER NOHRIA

LTE PARTNERS, LLC

LTE MANAGEMENT, LLC

MELKONIAN CAPITAL MANAGEMENT, LLC

RYAN MELKONIAN

TERENCE COOKE

DEEPAK SARPANGAL

GéRARD BER

ERIC ENDE

ANN MACDOUGALL

HEINZ MäUSLI

DAVID MIMS

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Velan Capital, L.P., together with the other participants named herein (collectively, the “Participating Stockholders”) have filed a definitive consent statement and accompanying GREEN consent card with the Securities and Exchange Commission (“SEC”) to be used to solicit consents from stockholders of Progenics Pharmaceuticals, Inc., a Delaware corporation (the “Company”), for a number of proposals, the ultimate effect of which, if successful, would be to reconstitute the Board of Directors of the Company (the “Board”) through the removal of three current members of the Board and the election of the Participating Stockholders’ five highly qualified nominees (the “Nominees”).

Item 1: On October 24, 2019, the Participating Stockholders issued the following press release, which includes an open letter to stockholders from Dr. Gérard Ber, on behalf of himself and the other Nominees, Dr. Eric J. Ende, Ann MacDougall, Heinz Mäusli and David W. Mims:

Independent Director Candidates Nominated by Velan Issue Letter to Progenics Shareholders

ALPHARETTA, Ga. – October 24, 2019 – Today, Dr. Gérard Ber released an open letter to stockholders of Progenics Pharmaceuticals, Inc. (“Progenics” or the “Company”) (NASDAQ:PGNX) on behalf of himself and the four other fully-independent director candidates – Dr. Eric J. Ende, Ann MacDougall, Heinz Mäusli and David W. Mims – nominated by Velan Capital, L.P. (“Velan”) for election to the Progenics Board of Directors (the “Board”).

The full text of the letter follows:

October 24, 2019

Dear Fellow Progenics Stockholder:

I’m writing to you on behalf of myself and the other nominees for election to the Progenics Pharmaceuticals Board of Directors – Dr. Eric J. Ende, Ann MacDougall, Heinz Mäusli and David W. Mims – each of whom I’ve enjoyed working alongside as we have developed our plan to improve the Company. You may know me from my time as a co-founder of Advanced Accelerator Applications S.A. (NASDAQ:AAAP) (“AAA”), a leading radiopharmaceutical company that was successfully built and sold for $3.9 billion. But I want you to also know me as a fellow stockholder who holds 50,000 shares and is a true believer that Progenics can be great under the right leadership.

Personally, I think it is time to move past the back-and-forth and the insults and innuendo. All that matters is one question: who do you, the stockholders, believe is the best board to lead Progenics forward?

I’m honored to be a part of the Velan Group’s slate alongside other fantastic nominees and we are excited to have the opportunity to participate in Progenics’ promising future. Unfortunately, we believe the current directors have shown they are not the best choice to continue charting the course for Progenics – both through their poor operational performance and through their decision to sell the Company to Lantheus instead of fixing the Company’s current issues.

I believe that together we can fix Progenics. Our collective backgrounds, skill sets, and experiences have prepared us well for addressing the critical issues at Progenics. Heinz and I bring much-needed radiopharmaceutical experience, David is an excellent pharmaceutical operator and will be a fantastic interim CEO, Eric brings a particularly diverse skillset as both an M.D. and a financial analyst, and Ann will help address the broken governance and misaligned compensation practices that have been largely ignored. Our individual skillsets are unique, but together we complement one another and make each other stronger. We will use this strength to guide Progenics through this transition period and put it on the path to create long-term value.

Your choice today should be which directors you believe will make the decisions that are in your best interests. Put the Lantheus transaction aside – that is a separate decision and a separate vote. You have our promise that if elected, we will assess the current transaction terms and determine whether it is truly in your best interests – but will only do so once in the boardroom with access to all the pertinent information. Equally, we will assess any transaction or new terms (from Lantheus or other parties) in the same light, i.e. whether it is in the best interests of Progenics stockholders.

There is one comment that has been made by Progenics that I’d like to address directly: our independence. We are all successful professionals with deep relevant experience, and Velan is simply endorsing our expertise. We owe no allegiance to Velan and have no undisclosed agreements with them. The Board does not represent management or any single stockholder, but all stockholders. Importantly, we all clearly understand our duties as fiduciaries - our only loyalty would be towards serving the best interests of all Progenics stockholders. Velan is trusting us to do right by stockholders in the boardroom and understands that we are going to do whatever we, the reconstituted Board, deems necessary to save Progenics. Now is that time.

We have been working extensively together to develop a comprehensive plan to put the Company on a better path forward, which includes as a vital first step – the identification of a top-tier CEO to significantly improve the culture and operations of the Company. My fellow nominee, David Mims, who I think very highly of, is prepared to step in as interim CEO and we are collectively committed to working alongside him and our fellow Board members to help lead the Company during this transition period. The comprehensive plan is a result of a collective team effort and does not represent any one person’s agenda for Progenics. While we intend to fully assess all elements of the plan once inside the boardroom, we believe in Progenics true potential and are confident that our plan offers a better path forward.

Importantly, we won’t mislead you – there are a lot of issues to fix at Progenics, but we believe in its upside. That is why I personally have invested in the Company and why all of my fellow nominees intend to purchase stock if elected. We aren’t going to just take what is given to us, we are going to invest in ourselves as potential board members, and by doing that, invest in you as a Progenics stockholder.

We are reaching out directly to you to let you know that we hear your concerns. And as a fellow stockholder, I feel your pain acutely. We will work hard to earn your trust and to ensure your interests remain paramount in the boardroom at all times. You hold the power – we hope we’ve earned the right to prove we are worthy of your vote.

Thank you for taking the time to listen to our thoughts and learn about our deep commitment to improving Progenics. Although each of us bring different skill sets and expertise to the table, we share a common goal for Progenics – to ensure cancer patients are receiving timely access to products.

It would be our honor and privilege to represent your best interests on the Progenics Board. We stand ready, willing, and able to work tirelessly to create substantial value for the benefit of all stockholders.

Sincerely,

Dr. Gérard Ber on behalf of Dr. Eric J. Ende, Ann MacDougall, Heinz Mäusli and David W. Mims

***

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Velan Capital, L.P., Altiva Management Inc., Balaji Venkataraman, Virinder Nohria, LTE Partners, LLC, LTE Management, LLC, Melkonian Capital Management, LLC, Ryan Melkonian, Terence Cooke, Deepak Sarpangal, Gérard Ber, Eric J. Ende, Ann MacDougall, Heinz Mäusli and David W. Mims (collectively, the “Participants”) have filed a definitive consent statement and accompanying GREEN consent card with the Securities and Exchange Commission (“SEC”) to be used to solicit consents from stockholders of Progenics Pharmaceuticals, Inc., a Delaware corporation (the “Company”), for a number of proposals, the ultimate effect of which, if successful, would be to reconstitute the Board of Directors of the Company (the “Board”) through the removal of three current members of the Board and the election of the Participants’ five director nominees.

Stockholders are advised to read the definitive consent statement and any other documents related to the solicitation of consents by the Participants because they contain important information, including additional information relating to the Participants. These materials and other materials filed by the Participants in connection with the solicitation of consents will be available at no charge at the SEC’s website at www.sec.gov. The definitive consent statement and other relevant documents filed by the Participants with the SEC will also be available, without charge, by calling the Participant’s proxy solicitor, Okapi Partners LLC, toll-free at (888) 785-6673 or by requesting copies via email to info@okapipartners.com.

Contacts

Investors:
Deepak Sarpangal
(415) 677-7050
info@velancapital.com

Okapi Partners LLC
Pat McHugh / Jason Alexander
(212) 297-0720
info@okapipartners.com

Media:
Joe Germani / Sarah Braunstein
Sloane & Company
(212) 486-9500
JGermani@sloanepr.com / SBraunstein@sloanepr.com

Item 2: On October 24, 2019, the following material was posted by the Participating Stockholders to www.savePGNX.com: